EXHIBIT 99.1

FOR IMMEDIATE RELEASE
A. SCHULMAN UPDATES EARNINGS GUIDANCE FOR FISCAL 2007
AKRON, Ohio — March 22, 2007 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net income for the fiscal year ending August 31, 2007 is now expected to be in the range of $25 million to $30 million. This is below the Company’s prior guidance that fiscal 2007 net income would meet or exceed fiscal 2006 net income of $32.7 million. The primary reasons for the shortfall in expected full-year earnings include unexpected continued weakness in both Europe and North America during the fiscal second quarter ended February 28, 2007.
The net income estimate for fiscal 2007 includes $7.0 million of expected savings from the Company’s North American restructuring activities. This estimate also includes approximately $2.0 million of total costs associated with the restructuring announced in February as well as the previous restructuring announced in November of 2006.
“The markets in both Europe and North America have been very difficult and we are not seeing the kind of recovery we were expecting earlier this year,” said Terry L. Haines, chairman, president and chief executive officer.
Haines continued, “Despite the delayed recovery in our markets, we are very optimistic about our North American restructuring. Over the last several months, we have made some difficult choices which have resulted in the elimination of a number of positions. We have also reduced retiree medical benefit eligibility and cut a significant amount of other costs. As a result of these efforts, we expect to see $7.0 million of savings in the second half of this fiscal year. These cost cuts are in addition to the supply chain initiatives announced in November 2006 that are expected to generate an annual $4.0 million of savings beginning in 2008.”
On April 5, 2007, A. Schulman will announce its fiscal second-quarter results and hold a conference call to discuss the results as well as the Company’s outlook for the remainder of the fiscal year.
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were $1.6 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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